Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in the Proxy Statement/Prospectus

Introduction

The following unaudited pro forma condensed combined financial information is provided to present the combination of the historical financial information of Apollomics and Maxpro, adjusted to give effect to the Business Combination, related transactions and adjustments for other material events. These other material events are referred to herein as “Material Events” and pro forma adjustments for the Material Events are referred to herein as “Adjustments for Material Events”. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. For purposes of these unaudited pro forma condensed combined financial statements, the entity surviving the Business Combination is referred to as “Post-Closing Apollomics.”

Description of the Business Combination

On September 14, 2022, Maxpro, Apollomics and Project Max SPAC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Apollomics (“Merger Sub”) entered into the BCA, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the transactions contemplated thereby. Pursuant to the BCA, Merger Sub merged with and into Maxpro (the “Merger”), with Maxpro surviving the Merger. As a result of the Merger, Maxpro became a wholly-owned subsidiary of Apollomics, with the securityholders of Maxpro becoming securityholders of Apollomics.

As a result of the Merger, in consideration for the acquisition of all of the issued and outstanding Maxpro Class A Common Stock (including the Maxpro Class B Common Stock that are automatically converted on a one-for-one basis into Maxpro Class A Common Stock and the Maxpro Class A Common Stock outstanding as a result of the automatic detachment of Maxpro’s units immediately prior to the Closing, as a result of the Business Combination), Apollomics issued one Class A ordinary share (“Apollomics Class A Ordinary Shares”) for each share of Maxpro Class A Common Stock acquired by virtue of the Business Combination; and each issued and outstanding Maxpro warrant (the “Maxpro Warrants”) to purchase a share of Maxpro Class A Common Stock was assumed by Apollomics (an “Apollomics Warrant”) and became exercisable for one Apollomics Class A Ordinary Share.

Pursuant to the BCA, (i) immediately prior to the Closing, each Apollomics Preferred Share was converted (the “Pre-Closing Conversion”) into one ordinary share of Apollomics (“Pre-Closing Apollomics Ordinary Shares”), (ii) immediately following the Pre-Closing Conversion, but prior to the Closing, each issued and outstanding Pre-Closing Apollomics Ordinary Share was converted (the “Share Split”) into a number of Class B ordinary shares (“Apollomics Class B Shares” and, together with the Apollomics Class A Ordinary Shares, the “Post-Closing Apollomics Ordinary Shares”), equal to (as rounded down to the nearest whole number) the product of (A) the number of Apollomics Pre-Closing Ordinary Shares which the option had the right to acquire immediately prior to the Share Split, multiplied by (B) the Exchange Ratio. The “Exchange Ratio” was equal to 89.9 million Pre-Closing Apollomics Ordinary Shares divided by the aggregate number of fully-diluted Apollomics shares (as further described in the BCA) immediately prior to the Share Split. At the Closing, the Exchange Ratio was equal to 0.071679.

In addition, each outstanding option to purchase a Pre-Closing Apollomics Ordinary Share, whether vested or unvested, immediately prior to the Merger, was also adjusted such that each option will (i) has the right to acquire a number of Apollomics Class B Shares equal to (as rounded down to the nearest whole number) the product of (A) the number of Pre-Closing Apollomics Ordinary Shares which the option had the right to acquire immediately prior to the Share Split, multiplied by (B) the Exchange Ratio; and (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the option immediately prior to the Share Split, divided by (B) the Exchange Ratio.

On March 20, 2023, Maxpro held a special meeting of stockholders to approve the Business Combination. At the Business Combination, 10,270,060 shares of Maxpro Class A Common Stock was redeemed for $108.3 million in cash from the Trust Account. The 79,940 remaining public shares were converted on a one-for-one basis into Apollomics Class A Ordinary Shares in connection with the Closing.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Apollomics Class B Ordinary Shares are subject to a lock-up whereby such shareholders are prohibited from transferring such shares for a period of six months after the Closing. In addition, the BCA provides that the composition of the Post-Closing Apollomics Ordinary Shares issued in the Share Split may be adjusted by the Apollomics Board, in its sole discretion, such that a maximum of 3,100,000 Apollomics Class A Ordinary Shares may be issued in place of Apollomics Class B Ordinary Shares. The Apollomics Board determined to issue 3,990,000 Apollomics Class A Ordinary Shares at the Closing. In determined to adjust such composition as so to increase the number of registered and tradeable Apollomics Class A Ordinary Shares in Apollomics’ public float at the time of the Closing.

For more information about the Business Combination, please see the section of the Proxy Statement/Prospectus entitled “The Business Combination Agreement” and the section entitled “Explanatory Note” in this Form 20-F.

Material Events and Background Relevant to Material Events

On February 9, 2023, Apollomics entered into the Subscription Agreements with each of the PIPE Investors. Pursuant to the Subscription Agreements, the PIPE Investors have committed to subscribe for and purchase, and Apollomics agreed to issue and sell to the PIPE Investors, an aggregate of 230,000 Apollomics Class B Ordinary Shares, 57,500 Penny Warrants, and 2,135,000 Apollomics Series A Preferred Shares. The Apollomics Class B Ordinary Shares and the Apollomics Series A Preferred Shares was sold to the PIPE Investors at a purchase price of $10.00 per share, for an aggregate purchase price equal to $23.7 million in cash. Beginning six months after the Closing, each Apollomics Series A Preferred Share will be convertible into Apollomics Class A Ordinary Shares at a ratio of 1:1.25. Each Apollomics Series A Preferred Share shall automatically convert into Apollomics Class A Ordinary Shares, as described in the Proposed MAA, upon the fifth anniversary following the Closing. The Penny Warrants are exercisable commencing six months after the Closing and expire five years following the Closing, after which time the Penny Warrants shall automatically be cashlessly exercised, as described in the Penny Warrant Agreements. The closing of the PIPE Financing occurred concurrently with the Closing of the Business Combination.

Accounting Treatment of the Business Combination

The Business Combination was effected through the issuance of shares of Apollomics to Maxpro stockholders, and therefore Apollomics is the legal and accounting acquirer. Subsequent to the Business Combination, Apollomics’ shareholders have a majority of the voting power of Post-Closing Apollomics, Apollomics’ operations comprise all of the ongoing operations of Post-Closing Apollomics, Apollomics controls a majority of the governing body of Post-Closing Apollomics, and Apollomics’ senior management comprise all of the senior management of Post-Closing Apollomics. As Maxpro does not meet the definition of a business in accordance with IFRS 3 (“Business Combinations”), the transaction was accounted for within the scope of IFRS 2 (“Share-based Payment”). As such, the fair value of Apollomics shares transferred to Maxpro stockholders in excess of the net identifiable assets of Maxpro represents compensation for the service of a stock exchange listing for its shares and is accounted for as an expense in Post-Closing Apollomics at the consummation of the Business Combination. The net identifiable assets of Maxpro was stated at historical cost, with no goodwill or other intangible assets recorded.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information are based on Maxpro’s historical financial statements and Apollomics’ historical consolidated financial statements as adjusted to give effect to the Business Combination and Material Events. The unaudited pro forma condensed combined balance sheet gives effect to the Business Combination and Material Events as if it had occurred on June 30, 2022. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 gives effect to the Business Combination and Material Events as if it had occurred on January 1, 2021.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•	the unaudited historical financial statements of Maxpro as of and for the six months ended June 30, 2022, and the related notes thereto, included in the Proxy Statement/Prospectus;

•

the audited historical financial statements of Maxpro as of December 31, 2021 and for the period from June 2, 2021 (inception) through December 31, 2021 and the related notes thereto, included in the Proxy Statement/Prospectus;

•	the unaudited historical consolidated financial statements of Apollomics as of and for the six months ended June 30, 2022 and the related notes thereto, included in the Proxy Statement/Prospectus;

•	the audited historical consolidated financial statements of Apollomics as of and for the year ended December 31, 2021, and the related notes thereto, included in the Proxy Statement/Prospectus; and

•

the sections entitled “The Business Combination Agreement,” “Related Agreements – Subscription Agreements,” “Apollomics’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Maxpro’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information relating to Maxpro and Apollomics included elsewhere in the Proxy Statement/Prospectus.

The unaudited pro forma condensed combined financial information has been prepared on the basis of the actual redemption of 10,270,060 shares of Maxpro Class A Common Stock for cash by Maxpro public stakeholders upon the consummation of the Business Combination, at a redemption price of approximately $10.15 per share from the marketable securities held in the Trust Account as of June 30, 2022.

Ownership

The following summarizes the pro forma of our ordinary share ownership as of immediately following Closing, not giving effect to any shares issuable upon the exercise of any warrants or stock options:

	Actual Redemption
	Number of Shares Owned	% Ownership
(Shares in thousands)
Apollomics shareholders	83,253	96%
Maxpro public stockholders	80	0%
Sponsor Parties	3,051	4%
Underwriter shares	26	0%
PIPE Investors*	230	0%

Total	86,640	100%

*	PIPE Investors excludes 2,135,000 Series A Preferred Shares, which will be converted into 2,668,750 Apollomics Class A Ordinary Shares beginning six months after the closing.

The historical financial statements of Apollomics have been prepared in accordance with IFRS and in its presentation currency of U.S. Dollars. The historical financial statements of Maxpro have been prepared in accordance with U.S. GAAP in its presentation currency of U.S. dollars. The historical financial statements of Maxpro have been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of Post-Closing Apollomics after giving effect to the Business Combination and Material Events.

The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2022

(in thousands)

	Apollomics Historical (IFRS)	Maxpro Historical (US GAAP)	Maxpro US GAAP to IFRS Conversion	Notes	Maxpro Historical (IFRS)	Adjustments for Material Events	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Balance Sheet
ASSETS
Non-current assets:
Plant and equipment	$548	$—	$—		$—	$—		—		$548
Right-of-use assets	1,325	—	—		—	—		—		1,325
Intangible assets	14,788	—	—		—	—		—		14,788
Rental deposits	130	—	—		—	—		—		130
Time deposits with original maturity over three months	7,450	—	—		—	—		—		7,450
Marketable securities held in Trust Account	—	105,192	—		105,192	—		(105,192)	2(c)	—

Total non-current assets	24,241	105,192	—		105,192	—		(105,192)		24,241

Current assets:
Deposits, prepayments and deferred expenses	802	92	—		92	—		(92)	2(h)	802
Financial assets at fair value through profit and loss (“FVTPL”)	23,776	—	—		—	—		—		23,776
Cash and cash equivalents	50,700	279	—		279	22,294	2(l)	105,192	2(c)	61,696
	—	—	—		—	—		(8,905)	2(h)	—
	—	—	—		—	—		(3,623)	2(d)	—
	—	—	—		—	—		(104,241)	2(g)	—

Total current assets	75,278	371	—		371	22,294		(11,669)		86,274

Total assets	$99,519	$105,563	$—		$105,563	$22,294		$(116,861)		$110,515

LIABILITIES, CLASS A COMMON STOCKS SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ (DEFICIT)/EQUITY
Current liabilities:
Other payables and accruals	$12,042	$376	—		$376	$—		$(376)	2(h)	$12,042
Financial liabilities arising from unvested restricted shares	68	—	—		—	—		—		68
Lease liabilities	694	—	—		—	—		—		694
Penny Warrant liabilities	—	—	—		—	460	2(l)	—		460

Total current liabilities	12,804	376	—		376	460		(376)		13,264

Net current liabilities	62,474	(5)	—		(5)	21,834		(11,293)		73,010

Total assets less current liabilities	86,715	105,187	—		105,187	21,834		(116,485)		97,251

Lease liabilities	654	—	—		—	—		—		654
Convertible preferred shares	298,546	—	—		—	—		(298,546)	2(i)	—
Deferred underwriting commission	—	3,623	—		3,623	—		(3,623)	2(d)	—
Class A Common Stocks subject to possible redemption at $10.15 per share	—	—	105,053	2(a)	105,053	—		(104,241)	2(g)	1
	—	—	—		—	—		(811)	2(f)	—
Warrant liabilities	—	—	1,072	2(b)	1,072	—		—		1,072

Total non-current liabilities	299,200	3,623	106,125		109,748	—		(407,221)		1,727

Net assets/(liabilities)	$(212,485)	$101,564	$(106,125)		$(4,561)	$21,834		$290,736		$95,524

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2022

(in thousands)

	Apollomics Historical (IFRS)	Maxpro Historical (US GAAP)	Maxpro US GAAP to IFRS Conversion	Notes		Maxpro Historical (IFRS)	Adjustments for Material Events	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Balance Sheet
Class A Common Stocks subject to possible redemption at $10.15 per share	$—	$105,053	$(105,053)	2	(a)	$—	$—		$—		$—
Shareholders’ (deficit)/equity:
Class A ordinary shares	—	—	—			—	—		—	2(e)	1
	—	—	—			—	—		1	2(f)	—
Class B ordinary shares	—	—	—			—	1	2(l)	—	2(e)	9
	—	—	—			—	—		8	2(i)	—
Series A preferred shares	—	—	—			—	20,126	2(l)	—		20,126
Share capital	41	—	—			—	—		(41)	2(i)	—
Treasury shares	(68)	—	—			—	—		68	2(i)	—
Reserves	13,676	—	—			—	—		34,853	2(k)	48,529
Share premium	12,038	—	(7,105)	2	(b)	(7,105)	1,733	2(l)	810	2(f)	308,531
	—	—	—			—	—		2,544	2(j)	—
	—	—	—			—	—		298,511	2(i)	—
Accumulated losses	(238,172)	(3,489)	6,033	2	(b)	2,544	(26)	3(g)	(8,621)	2(h)	(281,672)
	—	—	—			—	—		(2,544)	2(j)	—
	—	—	—			—	—		(34,853)	2(k)	—

Total shareholders’ (deficit)/equity:	(212,485)	(3,489)	(1,072)			(4,561)	21,834		290,736		95,524

Total liabilities, Class A Common Stocks subject to possible redemption, and shareholders’ (deficit)/equity	$99,519	$105,563	$—			$105,563	$22,294		$(116,861)		$110,515

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2022

(in thousands, except per share amounts)

(In thousands, except per share data)	Apollomics Historical (IFRS)	Maxpro Historical (US GAAP)	Maxpro US GAAP to IFRS Conversion	Notes	Maxpro Historical (IFRS)	Transaction Accounting Adjustments	Notes	Pro Forma Statement of Operations	Notes
Other income	$756	$—	$—		$—	$—		$756
Other gains and losses	(725)	—	—		—	—		(725)
Fair value change of financial assets at FVTPL	32	—	—		—	—		32
Fair value change of financial liabilities at FVTPL	—	—	3,240	3(a)	3,240	—		3,240
Fair value change of convertible preferred shares	23,669	—	—		—	(23,669)	3(e)	—
Research and development expenses	(17,999)	—	—		—	—		(17,999)
Administrative expenses	(5,097)	(713)	—		(713)	—		(5,810)
Administrative fee - related party	—	(60)	—		(60)	—		(60)
Finance costs	(44)	—	—		—	—		(44)
Other expenses	(4,008)	—	—		—	—		(4,008)
Investment income earned on investments held in Trust Account	—	180	—		180	(180)	3(b)	—

Loss before taxation	(3,416)	(593)	3,240		2,647	(23,849)		(24,618)
Income tax expenses	(1)	—	—		—	—		(1)

Net loss after taxes	$(3,417)	$(593)	$3,240		$2,647	$(23,849)		$(24,619)

Net loss attributable to ordinary shares (basic)	$(3,417)	—	—		—	—		—
Net loss attributable to ordinary shares (diluted)	$(31,626)	—	—		—	—		—
Net loss attributable to Class A Common Stocks (basic and diluted)	—	$(479)	—		—	—		—
Net loss attributable to Class B Common Stocks (basic and diluted)	—	$(114)	—		—	—		—
Net loss per share attributable to Post-Closing Apollomics Class A ordinary shares (basic and diluted)	—	—	—		—	—		$(0.28)	3(f)
Net loss per share attributable to ordinary shares (basic)	$(0.01)	—	—		—	—		—
Net loss per share attributable to ordinary shares (diluted)	$(0.05)	—	—		—	—		—
Net loss per share attributable to Class A Common Stocks (basic and diluted)	—	$(0.04)	—		—	—		—
Net loss per share attributable to Class B Common Stocks (basic and diluted)	—	$(0.04)	—		—	—		—
Weighted-average shares outstanding used in computing basic net loss per share attributable to ordinary shares	387,605	—	—		—	—		—
Weighted-average shares outstanding used in computing diluted net loss per share attributable to ordinary shares	644,055	—	—		—	—		—
Weighted-average shares outstanding used in computing net loss per share attributable to Class A Common Stocks	—	10,840	—		—	—		—
Weighted-average shares outstanding used in computing net loss per share attributable to Class B Common Stocks	—	2,588	—		—	—		—
Weighted-average shares outstanding used in computing net loss per share attributable to Apollomics Class A Ordinary Shares	—	—	—		—	—		89,366	3(f)

See accompanying notes to the unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except per share amounts)

	Year Ended December 31, 2021	Period From June 2, 2021 (Inception) Through December 31, 2021
(In thousands, except per share data)	Apollomics Historical (IFRS)	Maxpro Historical (US GAAP)	Maxpro US GAAP to IFRS Conversion	Notes	Maxpro Historical (IFRS)	Adjustments for Material Events	Notes	Transaction Accounting Adjustments	Notes		Pro Forma Statement of Operations	Notes
Other income	$1,054	$—	$—		$—	$—		$—			$1,054
Other gains and losses	36	—	—		—	—		—			36
Fair value change of financial assets at FVTPL	2	—	—		—	—		—			2
Fair value change of financial liabilities at FVTPL	—	—	2,793	3(a)	2,793	—		—			2,793
Fair value change of convertible preferred shares	(37,424)	—	—		—	—		37,424	3	(e)	—
Research and development expenses	(35,568)	—	—		—	—		—			(35,568)
Administrative expenses	(15,291)	(156)	—		(156)	—		—			(15,447)
Administrative fee-related party	—	(30)	—		(30)	—		—			(30)
Impairment loss of an intangible asset	(3,000)	—	—		—	—		—			(3,000)
Finance costs	(83)	—	—		—	—		—			(83)
Other expenses	(4,522)	—	—		—	(26)	3(g)	(34,853)	3	(c)	(48,022)
	—	—	—		—	—		(8,621)	3	(d)	—
Investment income earned on investments held in Trust Account	—	8	—		8	—		(8)	3	(b)	—

Loss before taxation	(94,796)	(178)	2,793		2,615	(26)		(6,058)			(98,265)
Income tax expenses	(1)	—	—		—	—		—			(1)

Net loss after taxes	$(94,797)	$(178)	$2,793		$2,615	$(26)		$(6,058)			$(98,266)

Net loss attributable to Class A Common Stocks (basic and diluted)	—	$(114)	—		—	—		—			—
Net loss attributable to Class B Common Stocks (basic and diluted)	—	$(63)	—		—	—		—			—
Net loss per share attributable to Post-Closing Apollomics Class A ordinary shares (basic and diluted)	—	—	—		—	—		—			$(1.10)	3(f)
Net loss per share attributable to ordinary shares (basic and diluted)	$(0.23)	—	—		—	—		—			—
Net loss per share attributable to Class A Common Stocks (basic and diluted)	—	$(0.03)	—		—	—		—			—
Net loss per share attributable to Class B Common Stocks (basic and diluted)	—	$(0.03)	—		—	—		—			—
Weighted-average shares outstanding used in computing net loss per share attributable to ordinary shares	404,186	—	—		—	—		—			—
Weighted-average shares outstanding used in computing net loss per share attributable to Class A Common Stocks	—	4,039	—		—	—		—			—
Weighted-average shares outstanding used in computing net loss per share attributable to Class B Common Stocks	—	2,246	—		—	—		—			—
Weighted-average shares outstanding used in computing net loss per share attributable to Apollomics Class A Ordinary Shares	—	—	—		—	—		—			89,366	3(f)

See accompanying notes to the unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Exchange of Apollomics’ Shares for Shares of Post-Closing Apollomics

Based on 1,161,471,793 Apollomics Ordinary Shares outstanding immediately prior to the closing of the Business Combination, the Exchange Ratio determined in accordance with the terms of the BCA is approximately 0.0717 which indicates that Post-Closing Apollomics expects to issue approximately 83,253,123 Post-Closing Apollomics Ordinary shares to Apollomics’ original shareholders in the Business Combination, determined as follows:

	Apollomics shares outstanding as of June 30, 2022 (Historical)	Conversion of Apollomics convertible preferred stock into Apollomics ordinary shares	Vested options exercised into ordinary shares subsequent to June 30, 2022	Apollomics ordinary shares assumed outstanding prior to Closing
(In thousands, except Exchange Ratio)
Series A1 convertible preferred shares	132,058	(132,058)	—	—
Series A2 convertible preferred shares	73,371	(73,371)	—	—
Series B convertible preferred shares	297,353	(297,353)	—	—
Series C convertible preferred shares	256,450	(256,450)	—	—
Ordinary shares, par value $0.0001 per share	400,226	759,232	2,014	1,161,472

Total	1,159,458	—	2,014	1,161,472

Apollomics ordinary shares assumed outstanding prior to Closing				1,161,472
Assumed Exchange Ratio				0.0717

Post-Closing Apollomics ordinary share issued to Apollomics shareholders upon Closing				83,253

2.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2022

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Maxpro U.S. GAAP to IFRS Adjustments:

(a)

To reflect the reclassification of Maxpro’s Class A Common Stock subject to possible redemption from temporary equity to non-current liabilities. Under U.S. GAAP, shares of Maxpro Class A Common Stock are classified as temporary equity, as Maxpro stockholders have a right to require Maxpro to redeem the Maxpro’s Class A Common Stock held by them and Maxpro has an irrevocable obligation to deliver a pro-rata amount of cash held by it in the Trust Account for such shares properly redeemed, Maxpro’s Class A Common Stock subject to possible redemption were reclassified from temporary equity under U.S. GAAP to financial liabilities under IFRS.

(b)

To reflect the reclassification of Maxpro’s public and private warrants from equity classification to liability classification on the Unaudited Pro Forma Condensed Combined Balance Sheet, resulting from U.S. GAAP to IFRS conversion. The Maxpro Warrants are classified as permanent equity under U.S. GAAP and recorded based at issuance date fair value of $7.1 million in Share premium. The Maxpro Warrants are classified as financial liabilities under IFRS due to both public and private warrants having net share settlement clauses which cannot meet equity classification under IAS 32. The fair value of Maxpro’s Warrants amounting to $1.1 million as of June 30, 2022 has been determined based on the closing price of $0.10 per warrant for Maxpro public warrants as of June 30, 2022 and the fair value of $0.08 per warrant for the Maxpro private warrants, which has been determined by management after considering all relevant factors. The liability is subject to re-measurement at each balance sheet date until such time the warrants are exercised, expire or qualify for equity classification, and any change in fair value will be recognized in the Statement of Operations. Refer to 3(a) for the adjustment. The accumulative change in fair value from the date of issuance to June 30, 2022 amounting to $6.0 million is included in accumulated losses on balance sheet.

Pro Forma Transaction Accounting Adjustments:

(c)	To reflect the reclassification of $105.2 million of marketable securities held in the Trust Account to cash and cash equivalents as the funds become available following the Business Combination.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(d)	To reflect the payment of deferred underwriting commission of $3.6 million upon consummation of the Business Combination.

(e)

Represents the exchange of each of 2,587,500 shares of Maxpro’s Class B Common Stock issued to founders, par value $0.0001 per share, for one share of Maxpro Class A Common Stock, par value $0.0001 per share, not subject to possible redemption.

(f)

Represents the conversion of 79,940 shares of Maxpro Class A Common Stock. Apollomics Class A Ordinary Shares issued as part of the conversion of Maxpro Class A Common Stock were recorded to Class A Ordinary Shares in the amount of $1 thousand and Share premium in the amount of $0.8 million.

(g)

Reflects the actual redemption of 10,270,060 shares for aggregate redemption payments of $104.2 million at a redemption price of approximately $10.15 per share from $105.2 million marketable securities held in the Trust Account as of June 30, 2022.

(h)

Reflects the estimated transaction costs amounting to $8.6 million that will be incurred by Maxpro and Apollomics for legal, financial advisory, accounting, auditing and other professional fees recorded as an increase in accumulated losses. The cash settlement amount includes $0.4 million accrued transaction costs recorded by Maxpro in other payables and accruals in its historical financial statements and excludes $92 thousand prepaid by Maxpro and recorded in deposits, prepayments, and deferred expenses in its historical financial statements.

(i)

To reflect the recapitalization of Apollomics through the conversion of all outstanding Apollomics Ordinary shares into 83,253,123 Apollomics Class B Ordinary Shares. As a result of the recapitalization, the carrying value of Apollomics’ share capital of $41 thousand, treasury shares of $68 thousand and convertible preferred shares of $298.5 million were derecognized. Apollomics Class B Ordinary Shares issued as part of the recapitalization were recorded to Class B Ordinary Shares in the amount of $8 thousand and share premium in amount of $298.5 million.

(j)	Reflects the elimination of Maxpro’s historical accumulated losses.

(k)

The Merger is accounted for under IFRS 2 as Maxpro is not considered to be a business under IFRS 3 as described in “— Accounting Treatment of the Business Combination.” To reflect the combination, the equity of Maxpro is eliminated and the equity of Apollomics remains as the historical equity of the combined entity following the Business Combination. The difference in the fair value of Apollomics Ordinary Shares issued to holders of Maxpro Class A Common Stock in excess of the fair value of net identifiable assets of Maxpro represents a service cost for the listing of Apollomics Ordinary Shares and is accounted for as a share-based payment in accordance with IFRS 2.

		Actual Redemption
	Per Share Value* (at June 30, 2022)	Shares (in thousands)	Fair Value (in thousands)
Maxpro public stockholders	$10.08	10,350	$104,329
Sponsor Parties	10.08	3,051	30,754
Underwriter shares	10.08	26	262
Maxpro Private Warrants	0.08	464	37
Maxpro Public Warrants	0.10	10,350	1,035
Redemptions of Maxpro Class A Common Stock	10.15	(10,270)	(104,241)

		13,971	$32,176

Net assets of Maxpro			(2,677)

Excess of net assets			$34,853

*

Closing price as of March 17, 2023 for shares of Maxpro Stock and Maxpro warrants were $11.13 and $0.12 per security, respectively. A one percent change in the market price per share would result in a change to the excess of net identifiable assets of $1.1 million.

Pro Forma Adjustments for Material Events:

(l)

Represents the net proceeds of $22.3 million from the issuance and sale of the PIPE Securities in the PIPE Financing pursuant to the terms of the Subscription Agreements, including transaction costs for placement fees of PIPE Financing which approximate $1.4 million. 2,135,000 Apollomics Series A Preferred Shares are treated as equity and are recorded at initial cash proceeds, which is equal the $10 purchase price per share, net of transaction costs. 57,500 Penny warrants issued in connection with

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

230,000 Class B Ordinary shares are treated as a financial liability due to its net share settlement feature and recorded at its fair value of $8.00 per warrant, Class B Ordinary shares are recorded at par value of $0.0001 per share and the excess amounts, net of transaction costs are recorded as Share Premium.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2022 and the Year Ended December 31, 2021

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Maxpro U.S. GAAP to IFRS Adjustments:

(a)

To reflect $3.2 million and $2.8 million change in fair value of Maxpro’s public and private warrants, for the six months ended June 30, 2022 and for the period from June 2, 2021 through December 31, 2021, respectively, following reclassification to liability accounting, as described in 2(b) above.

Pro Forma Transaction Accounting Adjustments:

(b)

Represents an adjustment to eliminate investment income on marketable securities in the amount of $180 thousand and $8 thousand for the six months ended June 30, 2022 and the period from June 2, 2021 through December 31, 2021, respectively.

(c)

The Business Combination is accounted for under IFRS 2, as described in 2(k) above. The adjustment includes the IFRS 2 service cost of $34.9 million based on the actual redemption. These costs are nonrecurring item.

(d)

Reflects estimated non-recurring transaction costs amounting to $8.6 million consisting of certain legal, accounting and auditing fees, adjusted as if they were incurred during the year ended December 31, 2021.

(e)

Reflects the elimination of fair value change of convertible preferred shares as it is assumed that the convertible shares would have been converted to Post-Closing Apollomics Ordinary Shares as if the Business Combination had occurred on January 1, 2021.

(f)

The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statement of operations are based on the number of Post-Closing Apollomics shares outstanding as if the Business Combination had occurred on January 1, 2021. As the unaudited pro forma condensed combined statement of operations is in a loss position, anti-dilutive instruments were not included in the calculation of diluted weighted-average shares outstanding.

Pro Forma weighted-average shares outstanding—basic and diluted is calculated as follows for the six months ended June 30, 2022 and the year ended December 31, 2021:

Six months ended June 30, 2022
(In thousands, except per share data)
Numerator:
Pro forma net loss	$(24,619)
Denominator:
Maxpro public stockholders - Class A ordinary shares	80
Maxpro Initial Stockholders - Class A ordinary shares	3,051
Underwriter shares	26
Apollomics shareholders - Class B ordinary shares	83,253
PIPE Investors - Class B ordinary shares	230
PIPE Investors - Class A ordinary shares underlying Series A Preferred Shares and Penny Warrants	2,726

Pro forma weighted-average shares outstanding - basic and diluted(1)	89,366

Pro forma basic and diluted net loss per share	$(0.28)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Year Ended December 31, 2021
(In thousands, except per share data)
Numerator:
Pro forma net loss	$(98,266)
Denominator:
Maxpro public stockholders - Class A ordinary shares	80
Maxpro Initial Stockholders - Class A ordinary shares	3,051
Underwriter shares	26
Apollomics shareholders - Class B ordinary shares	83,253
PIPE Investors - Class B ordinary shares	230
PIPE Investors - Class A ordinary shares underlying Series A Preferred Shares and Penny Warrants	2,726

Pro forma weighted-average shares outstanding - basic and diluted(1)	89,366

Pro forma basic and diluted net loss per share	$(1.10)

(1)

Basic and diluted pro forma weighted-average shares outstanding for six months ended June 30, 2022 and the year ended December 31, 2021 exclude 10,350,000 public warrants, 464,150 private placement warrants of Maxpro, 6,646,878 Post-Closing Apollomics vested options, and 5,025,851 Post-Closing Apollomics unvested options, since they are anti-dilutive.

Pro Forma Adjustments for Material Events:

(g)

Reflects estimated non-recurring transaction costs amounting to $26 thousand related to the issuance of 57,500 Penny warrants in connection with PIPE Financing, adjusted as if they were incurred during the year ended December 31, 2021.